                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE TO
                               (AMENDMENT NO. 1)
                                 (Rule 13e-4)

           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                              ACTUATE CORPORATION
                      (Name of Subject Company (Issuer))

                              ACTUATE CORPORATION
                       (Name of Filing Person (Offeror))

           Options Under Actuate Corporation 1994 Stock Option Plan,
                        1998 Equity Incentive Plan and
                  Actuate Corporation 2001 Supplemental Plan
             to Purchase Common Stock, Par Value $.001 Per Share,
                        (Title of Class of Securities)

                                  00508B-10-2
                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)

                             Nicolas C. Nierenberg
                   Chairman of the Board and Chief Architect
                              Actuate Corporation
                             701 Gateway Boulevard
                     South San Francisco, California 94080
                                (650) 837-2000
                 (Name, address and telephone number of person
              authorized to receive notices and communications on
                           behalf of filing person)

                                   Copy to:
                               Andrew Baw, Esq.
                            Catherine Dawson, Esq.
         Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                          2700 Via Fortuna, Suite 300
                              Austin, Texas 78746
                                (512) 732-8400

                           CALCULATION OF FILING FEE
                           -------------------------

         Transaction valuation*                  Amount of filing fee
         ----------------------                  --------------------
              $132,669,359                           $26,533.87**

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 6,545,109 shares of common stock of Actuate Corporation having a weighted average exercise price of $20.27 as of April 27, 2001 will be exchanged pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

**   Previously paid.

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Amount Previously Paid:                 Not applicable.
Form or Registration No.:               Not applicable.
Filing party:                           Not applicable.
Date filed:                             Not applicable.

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [_] third party tender offer subject to Rule 14d-1.
     [X] issuer tender offer subject to Rule 13e-4.
     [_] going-private transaction subject to Rule 13e-3.
     [_] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

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This Amendment No. 1 to the Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission on May 1, 2001, relating to the offer by Actuate Corporation, a Delaware corporation (the "Company"), to exchange all options outstanding under the Actuate Corporation 1994 Stock Option Plan (the "1994 Plan"), the Actuate Corporation 1998 Equity Incentive Plan (the "1998 Plan") and the Actuate Corporation 2001 Supplemental Plan (the "2001 Plan" and collectively, the "eligible option plans") to purchase shares of the Company's common stock, par value $.001 per share (the "Common Stock"), for new options (the "New Options") to purchase shares of the Common Stock to be granted under the eligible option plans, upon the terms and subject to the conditions described in the Offer to Exchange and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Exchange, as they may be amended from time to time, the "Offer").

Item 1.  Summary Term Sheet.

         Item 1, which incorporates by reference the information contained in the Offer to Exchange, is hereby supplemented as follows:

         The information set forth in Exhibit (a)(7) attached hereto is incorporated herein by reference.

Item 2.  Subject Company Information.

         Item 2, which incorporates by reference the information contained in the Offer to Exchange, is hereby supplemented as follows:

         The information set forth in Exhibit (a)(7) attached hereto is incorporated herein by reference.

Item 4.  Terms of the Transaction.

         Item 4, which incorporates by reference the information contained in the Offer to Exchange, is hereby supplemented as follows:

         The information set forth in Exhibit (a)(7) attached hereto is incorporated herein by reference.

Item 6.  Purposes of the Transaction and Plans or Proposals.

         Item 6, which incorporates by reference the information contained in the Offer to Exchange, is hereby supplemented as follows:

         The information set forth in Exhibit (a)(7) attached hereto is incorporated herein by reference.

Item 7.  Source and Amount of Funds or Other Consideration.

         Item 7, which incorporates by reference the information contained in the Offer to Exchange, is hereby supplemented as follows:

         The information set forth in Exhibit (a)(7) attached hereto is incorporated herein by reference.

Item 10. Financial Statements.

         Item 10, which incorporates by reference the information contained in the Offer to Exchange, is hereby supplemented as follows:

         The information set forth in Exhibit (a)(7) attached hereto is incorporated herein by reference.

Section 17 ("Miscellaneous") of the Offer to Exchange is hereby supplemented as follows:

         Forward-looking statements made in connection with this Offer do not fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

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Item 12. Exhibits.

         Item 12 of the Schedule TO is hereby amended and restated as follows so as to add Exhibit (a)(7) attached hereto:

         (a)  (1) Offer to Exchange, dated April 27, 2001. *

              (2) Form of Letter of Transmittal. *

              (3) E-mail communication to Actuate Corporation Employees dated
                  April 17, 2001. *

              (4) Form of E-mail communication to Actuate Corporation Employees dated April 30, 2001. *

              (5) Form of E-mail Letter to Actuate Corporation Employees. *

              (6) Actuate Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 12, 2001 and incorporated herein by reference. *

              (7) Form of E-mail communication to Actuate Corporation
                  Employees.

         (b)  Not applicable.

         (d) (1) Actuate Corporation 1994 Stock Plan. Filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1 (File No. 333-55741) and incorporated herein by reference.

              (2) Form of Option Agreement Pursuant to the Actuate Corporation 1994 Stock Plan. *

              (3) Actuate Corporation 1998 Equity Incentive Plan. Filed as
                  Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File No. 333-55741) and incorporated herein by reference.

              (4) Form of Option Agreement Pursuant to the Actuate Corporation
                  1998 Equity Incentive Plan. *

              (5) Actuate Corporation 2001 Supplemental Plan. *

              (6) Form of Option Agreement Pursuant to the Actuate Corporation
                  2001 Supplemental Plan. *

         (g)  Not applicable.

         (h)  Not applicable.

         *    Previously filed.

Item 13.  Information Required by Schedule 13E-3.

         (a)  Not applicable.

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                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to the Schedule TO is true, complete and correct.

                             Actuate Corporation



                             /s/ Daniel A. Gaudreau
                             -------------------------------------------------
                             Daniel A. Gaudreau
                             Senior Vice President, Finance and Administration, and Chief Financial Officer

Date: May 16, 2001

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

                                Index to Exhibits

Exhibit
Number        Description
------        -----------
(a)  (1)      Offer to Exchange, dated April 27, 2001. *

     (2)      Form of Letter of Transmittal. *

     (3) E-mail communication to Actuate Corporation Employees dated April 17, 2001. *

     (4) Form of E-mail communication to Actuate Corporation Employees dated April 30, 2001. *

     (5)      Form of E-mail Letter to Actuate Corporation Employees. *

     (6) Actuate Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 12, 2001 and incorporated herein by reference.*

     (7)      Form of E-mail communication to Actuate Corporation Employees.

(b)           Not applicable.

(d)  (1)      Actuate Corporation 1994 Stock Plan. Filed as Exhibit 10.2 to the
              Company's Registration Statement on Form S-1 (File No. 333-55741) and incorporated herein by reference.

     (2) Form of Option Agreement Pursuant to the Actuate Corporation 1994 Stock Plan. *

     (3)      Actuate Corporation 1998 Equity Incentive Plan. Filed as Exhibit
              10.3 to the Company's Registration Statement on Form S-1 (File No. 333-55741) and incorporated herein by reference.

     (4) Form of Option Agreement Pursuant to the Actuate Corporation 1998 Equity Incentive Plan. *

     (5)      Actuate Corporation 2001 Supplemental Plan. *

     (6) Form of Option Agreement Pursuant to the Actuate Corporation 2001 Supplemental Plan. *

(g)      Not applicable.

(h)      Not applicable.

*        Previously filed.

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